Exhibit 99.1
FOR IMMEDIATE RELEASE
CAPSTONE TURBINE ANNOUNCES EQUITY OFFERING
Reports Preliminary Results for Fiscal Year
Ended March 31, 2009
CHATSWORTH, California, May 4, 2009 (BUSINESS WIRE) — Capstone Turbine Corporation® (NASDAQ: CPST) (the “Company”) announced today that it has entered into definitive agreements with selected investors to sell 14,450,868 units (the “Units”), with each Unit consisting of (i) one share of the Company’s common stock, par value $0.001 per share (“Common Stock”) and (ii) a warrant to purchase 0.75 of a share of Common Stock for gross proceeds of approximately $12.5 million, before deducting placement agent’s fees and estimated offering expenses, in a registered direct offering. Pursuant to the terms of the offering, the investors have agreed to purchase the units at a price of $0.865 per unit. Subject to adjustment based on the terms of the warrants, the warrants will be exercisable for a period of seven (7) years at an exercise price of $0.95 per share, and represent the right to acquire an aggregate of up to 10,838,151 shares of Common Stock. The offering is expected to close on or about May 7, 2009, subject to the satisfaction of customary closing conditions.
The Company intends to use the net proceeds from the transaction to fund product development and for other general corporate purposes. The net proceeds to the Company from the offering are expected to be approximately $11.2 million, assuming all of the Units being offered are sold.
Lazard Capital Markets LLC acted as the exclusive placement agent for the offering.
A registration statement relating to these securities has been filed with and has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The offering was made only by means of a prospectus supplement and the accompanying prospectus. Copies of the final prospectus supplement together with the accompanying prospectus can be obtained, when available, at the SEC’s website at http://www.sec.gov or at the Company’s website, www.microturbine.com.
In addition, the Company announced that it expects its revenue for the year ended March 31, 2009 to be approximately $44.0 million. This estimate reflects an increase of approximately 41% over the revenue recorded for the previous year ended March 31, 2008 of $31.3 million.
The Company expects its cash and cash equivalents balance to decrease by approximately $23.1 million from March 31, 2008 to $19.5 million as of March 31, 2009. The net decrease in cash and cash equivalents reflects the timing of cash receipts on the increased revenue, increased costs and capital expenditures related to the launch of the C200 and C1000 Series products offset by the proceeds from the equity offering in September 2008.
The Company’s backlog is expected to improve by $33.5 million, or 120%, to $61.4 million as of March 31, 2009 as compared to $27.9 million as of March 31, 2008.
The financial information set forth above is estimated and is subject to change. The Company is currently finalizing its financial statements for the year ended March 31, 2009. Complete results for the year ended March 31, 2009 will be announced on Monday, June 15, 2009. The Company will also hold a live conference call and webcast on June 15, 2009 at 1:45 p.m. PST (4:45 p.m. EST) to discuss the financial results.
About Capstone Turbine Corporation
Capstone Turbine Corporation (NASDAQ: CPST) is a producer of low-emission microturbine systems. Capstone Turbine is headquartered in the Los Angeles area with sales and/or service centers in New Jersey, New York Metro, Mexico City, Nottingham, Shanghai and Tokyo.
Source:	Capstone Turbine Corporation

Contact:	Capstone Turbine Corporation ir@capstoneturbine.com (818) 407-3628